EXHIBIT 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made as of the 4th day of February, 2005, by and between JAMES S. LINDSEY, a resident of the State of California (“Lessor”), and ALIGN TECHNOLOGY, INC., a Delaware corporation (“Lessee”), with reference to the following facts and objectives:

A. Lessor and Lessee entered that certain Standard Industrial/Commercial Multi-Tenant Lease-Modified Net and Addendum thereto (collectively, the “Lease”) both dated June 20, 2000 with respect to the approximately 55,913-square foot building (the “881 Building”) located at 881 Martin Avenue in the City of Santa Clara, County of Santa Clara, State of California.

B. Lessor and Lessee mutually desire to extend the Original Term of the Lease and otherwise modify the terms and conditions of the Lease as provided in this First Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Original Term is hereby extended for a period of five (5) additional years. The Expiration Date shall therefore be June 30, 2010.

2. Paragraph 49 of the Lease is hereby amended by adding the following dates and amounts thereto:

Month	Base Rent per month
July 1, 2005 thru June 1, 2006	$33,547.80
July 1, 2006 thru June 1, 2007	$34,554.23
July 1, 2007 thru June 1, 2008	$35,590.86
July 1, 2008 thru June 1, 2009	$36,658.59
July 1, 2009 thru June 1, 2010	$37,758.35

3. Lessee has previously paid to Lessor, and Lessor currently holds, the Security Deposit in the amount of One Million Two Hundred Sixty-Nine Thousand Dollars ($1,269,000). Commencing July 1, 2005, and continuing as of the first day of each calendar month thereafter through and including June 1, 2010, Lessor shall deduct Ten Thousand Five Hundred Seventy-Five Dollars ($10,575) from the Security Deposit and apply such amount against Base Rent due for such month. Accordingly, notwithstanding Section 2 above, from and after July 1, 2005, Lessee shall only be required to pay Lessor monthly Base Rent as follows:

Month	Base Rent Payable by Lessee per month
July 1, 2005 thru June 1, 2006	$22,972.80
July 1, 2006 thru June 1, 2007	$23,979.23
July 1, 2007 thru June 1, 2008	$25,015.86
July 1, 2008 thru June 1, 2009	$26,083.59
July 1, 2009 thru June 1, 2010	$27,183.35

4. Each monthly deduction from the Security Deposit under Section 3 above shall permanently reduce the amount of the Security Deposit, and Lessee shall have no obligation to restore the Security Deposit to any prior amount. Accordingly, as of the June 30, 2010 Expiration Date, the Security Deposit will equal Six Hundred Thirty-Four Thousand Five Hundred Dollars ($634,500).

5. Lessee shall retain the option to extend the Term as provided in Paragraph 64 of the Lease, except that (i) the five (5)-year “extended term” described therein shall commence as of July 1, 2010 (i.e., as of the expiration of the Original Term as extended by this First Amendment), and (ii) “three percent (3%)” shall be substituted for “four percent (4%)”. In addition, Lessee shall only have the right to exercise such extension option if Lessee also exercises any similar options to extend the terms of any other leases between Lessor and Lessee regarding space then occupied by Lessee in the building located at 801-851 Martin Avenue (including, without limitation, the 801 Space, if Lessee exercises the Expansion Option described in Section 6 below).

6. Lessor hereby grants Lessee the option (the “Expansion Option”) to lease the approximately 31,239-square foot space (the “801 Space”) commonly known as 801 Martin Avenue in the building located at 801-851 Martin Avenue, City and County of Santa Clara, State of California on the following terms and conditions:

(a) Lessor represents that (i) the 801 Space is currently leased to Club One Fitness (“Club One”) through June 30, 2007, (ii) Club One initially has an option to extend the term of its current lease (the “Club One Lease”) for one additional year through June 30, 2008, and (iii) Club One has a further option to extend the term of the Club One Lease thereafter for an additional five (5) years through June 30, 2013.

(b) Lessor further represents that Club One must exercise each such option at least four (4) months prior to the expiration of the then-current term of the Club One Lease. If, therefore, Club One does not exercise its first option to extend the term of the Club One Lease, then Lessee’s Expansion Option shall be to lease the 801 Space for a term of three (3) years from July 1, 2007, through June 30, 2010. If Club One exercises its option to extend the Club One Lease through

June 30, 2008 but does not exercise its subsequent option to extend the term of the Club One Lease through June 30, 2013, then Lessee’s Expansion Option shall be to lease the 801 Space for a term of two (2) years from July 1, 2008, through June 30, 2010. If Club One exercises both of its options to extend the term of the Club One Lease through June 30, 2013, then Lessee’s Expansion Option shall only be to lease the 801 Space upon any early termination of the Club One Lease and continuing through June 30, 2010. Lessor shall promptly give Lessee written notice of Club One’s exercise of each such extension option and of any termination of the Club One Lease. Unless Lessee has previously declined in writing to exercise the Expansion Option, Lessor shall only lease the 801 Space to Club One pursuant to Club One’s proper exercise of its existing extension options under the Club One Lease. Lessor shall therefore require Club One’s strict compliance with the terms and conditions of the Club One Lease relating to such extension options, and Lessor shall not waive or modify any of the existing terms or conditions of the Club One Lease relating to such extension options.

(c) Notwithstanding paragraph 4(b) above, the term of Lessee’s lease of the 801 Space shall not commence until such date (the “801 Commencement Date”, which date shall be deemed to be the “Commencement Date” with respect to the 801 Space) that both of the following shall have occurred: (i) the Club One Lease shall in fact have terminated, and (ii) Lessor shall have tendered possession of the 801 Space in the condition described in Paragraphs 2.2 and 2.3 of the Lease. The 801 Space shall otherwise be in “as is” condition, except as otherwise provided in this First Amendment.

(d) If Lessee elects to exercise the Expansion Option, Lessee must give Lessor written notice thereof no later than (i) April 1, 2007, if Club One does not exercise its first extension option, or (ii) April 1, 2008, if Club One exercises its first extension option but does not exercise its second extension option, or (iii) if Club One exercises both of its extension options, thirty (30) days after Lessor notifies Lessee in writing that the Club One Lease has terminated.

(e) Lessee’s lease of the 801 Space shall be on the same terms and conditions as the Lease, except as otherwise provided herein. Accordingly, as of the 801 Commencement Date (as described in Paragraph 4(c) above), the Premises described in the Lease shall be expanded to include the 801 Space, and the following additional terms and conditions shall apply:

(i) From and after such 801 Commencement Date, monthly Base Rent under the Lease shall be increased by the following amounts:

Month	Base Rent per month
July 1, 2007 thru June 1, 2008	$19,884.87
July 1, 2008 thru June 1, 2009	$20,481.42
July 1, 2009 thru June 1, 2010	$21,095.86

(ii) Lessee’s Share of Common Area Operating Expenses shall continue to be 35.8% with respect to Common Area Operating Expenses properly allocable to the Industrial Center in which the original Premises at 881 Martin Avenue are located. The 801 Space, however, is an approximately 31,239-square foot space within a 100,369-square foot building and an approximately 156,282-square foot, two-building project. Accordingly, Lessee’s Share of Common Area Operating Expenses properly allocable to such building shall equal 31.1%, and Lessee’s Share of Common Area Operating Expenses properly allocable to such project shall equal 19.99%.

(iii) Lessee shall have the use of one hundred twenty-five (125) Unreserved Parking Spaces with respect to the 801 Space.

(iv) The option to renew under Paragraph 64 of the Lease shall apply to the entire Premises, as expanded to include the 801 Space.

(f) If Lessee exercises the Expansion Option, Lessor shall use reasonable efforts to cause the 801 Commencement Date to occur as of July 1, 2007, July 1, 2008 or the day after any early termination of the Club One Lease, as applicable, as provided in paragraph 6(b) above. If, therefore, Club One has not vacated the 801 Space as of the expiration or earlier termination of the Club One Lease, Lessor shall further use reasonable efforts to cause Club One to vacate the 801 Space at the earliest date possible, including, without limitation, Lessor’s prompt and diligent prosecution of unlawful detainer proceedings to evict Club One from the 801 Space. If, however, the 801 Commencement Date has not occurred for any reason by the ninetieth (90th) day after the expiration or earlier termination of the Club One Lease, then, at Lessee’s election, (i) Lessee shall have the right to rescind Lessee’s exercise of the Expansion Option, in which case the Lease shall remain in effect only as to the original Premises located at 881 Martin Avenue, or (ii) Lessee’s exercise of the Expansion Option shall remain in effect, but the date that Lessee is otherwise obliged to commence payment of increased rent under paragraph 6(e)(i) above shall be delayed by one (1) day for every two (2) days that the 801 Commencement Date is delayed beyond such ninetieth (90th) day.

7. On or before September 30, 2005, Lessor shall, at Lessor’s sole cost and expense, replace the roof of the building in which the 801 Space is located with a new roof substantially similar to the current roof of the building located at 881 Martin Avenue.

8. [Intentionally omitted]

9. Paragraph 8.6 is hereby amended by deleting the phrase “Without affecting any other rights or remedies” and substituting the phrase “Notwithstanding anything in this Lease to the contrary” in lieu thereof.

10. Lessor and Lessee each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this First Amendment and/or the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, and/or attorneys’ fees reasonably incurred with respect thereto.

11. Except as expressly amended by this First Amendment, the Lease remains in full force and effect. All capitalized terms used, but not defined, in this First Amendment shall have the meanings ascribed to them in the Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed this First Amendment as of the day and year first above written.

LESSOR:

/s/ James S. Lindsey
JAMES S. LINDSEY

LESSEE:

ALIGN TECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Roger E. George
Name:	Roger E. George
Title:	Vice President & General Counsel